Exhibit 5.6

British Telecommunications plc BT Centre 81 Newgate Street London EC1A 7AJ England		LONDON
65 Fleet Street London EC4Y 1HS
	T+	44 20 7936 4000
	F+	44 20 7832 7001
LDE No 23
	W	freshfields.com
	DOC ID	LON39954987
	OUR REF	SCM/BDS
	CLIENT MATTER NO.	102169-0112

December 4, 2018

Ladies And Gentlemen

British Telecommunications plc

We have acted as United States counsel to British Telecommunications plc (the Company) in connection with the offering pursuant to an automatic shelf registration statement on Form F-3 (No. 333-225979) filed with the United States Securities and Exchange Commission on June 29, 2018 (the Registration Statement) of the Company’s debt securities consisting of U.S.$675,000,000 aggregate principal amount of 4.500% Notes due 2023 and U.S.$700,000,000 aggregate principal amount of 5.125% Notes due 2028 (together, the Debt Securities). The Debt Securities have been issued pursuant to the amended and restated indenture dated June 26, 2015 (the Amended and Restated Indenture) between the Company and Law Debenture Trust Company of New York, as trustee (the Trustee), as supplemented by the first supplemental indenture dated December 4, 2018 (the First Supplemental Indenture and, together with the Amended and Restated Indenture, the Indenture) between the Company and the Trustee.

This opinion is limited to the Federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

2 |2

For the purpose of this opinion, we have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the Company has the power to execute and deliver the Debt Securities and the Indenture, and perform its obligations thereunder, that the Indenture has been duly and validly authorized, executed and delivered under the laws of England and Wales by the Company, that the Debt Securities conform to the form examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

Based upon and subject to the foregoing, we are of the opinion that the Debt Securities, have been duly authorized, executed and delivered by the Company against payment therefor pursuant to the terms of the Indenture and authenticated in accordance with the terms of the Indenture, and constitute valid and legally binding obligations of the Company, enforceable against the Company, in accordance with their terms, subject to (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, (2) the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and (3) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

We hereby consent to the filing of this opinion as an exhibit to the Form 6-K of the Company dated November [•], 2018 and to the references to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer